                         AMENDMENT NO. 1 TO BY-LAWS OF

              OPPENHEIMER LIMITED TERM CALIFORNIA MUNICIPAL FUND

                          Dated as of June 22, 2005

1.    The By-Laws of Oppenheimer  Limited Term  California  Municipal  Fund, a
Massachusetts  business  trust (the "Fund"),  are hereby  amended by replacing
Article I, Section 6 thereof with the following:

   Section 6. Quorum,  Adjournment of Meetings.  Except as otherwise  required by the  Declaration  of  Trust,  1940  Act or  other  applicable  law,  the presence in person or by proxy of one-third of the Shares  entitled to vote shall  be a quorum  for the  transaction  of  business  at a  Shareholders'
   meeting,  provided,  however,  that  if  any  action  to be  taken  by  the
   Shareholders  of a  Series  or  Class  requires  an  affirmative  vote of a majority,  or more than a majority,  of the Shares outstanding and entitled to vote, then with respect to voting on that particular  issue the presence in  person  or by  proxy  of  the  holders  of a  majority  of  the  Shares outstanding  and  entitled  to vote at such a meeting  shall  constitute  a quorum for the transaction of business with respect to such issue.

2.    The By-Laws of Oppenheimer  Limited Term  California  Municipal Fund, as
amended by this Amendment No.1, hereby remain in full force and effect.

      IN  WITNESS  WHEREOF,  I hereby set my hand as of this 22nd day of June,
2005.

                                          /s/Phillip S. Gillespie
                                          Phillip  S.   Gillespie,   Assistant
Secretary